Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of Foundry Networks, Inc., and the effectiveness of internal control over financial reporting of Foundry Networks as of December 31, 2007, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission and incorporated by reference in the proxy statement of Foundry Networks, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Brocade Communications Systems, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
San Jose, California
August 21, 2008